Exhibit 99.1 Press Release dated October 20, 2009

FOR IMMEDIATE RELEASE                                                                                               FOR MORE INFORMATION:
                   Todd Kanipe
                                                                                                                                                   Chief Executive Officer
                                                                                                                                                  (270) 393-0700

Citizens First Corporation Announces Third Quarter 2009 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported third quarter financial results which include the following:

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For the quarter ended September 30, 2009, the Company reported net income before dividends to preferred shareholders of $327,000.  Net income available to common shareholders was $71,000 or, $0.03 per basic and diluted common share for the quarter ending September 30, 2009.

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Net interest income for the quarter ended September 30, 2009 increased $45,000, or 1.6%, compared to the previous year.  Net interest income for the nine month period ended September 30, 2009 decreased $174,000, or 2.1%, compared to the previous year.

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The Company’s net interest margin was 3.80% for the quarter ended September 30, 2009 compared to 3.48% for the quarter ended September 30, 2008.  The Company’s net interest margin was 3.57% for the nine months ended September 30, 2009 compared to 3.55% for the nine months ended September 30, 2008.

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Provision for loan losses for the quarter ended September 30, 2009 decreased $275,000, or 47.8% for the third quarter of 2009 compared to the previous year.  Provision for loan losses for the nine month period ended September 30, 2009 increased $2.6 million, or 310.8%, compared to the previous year.

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Total deposits remained stable at $275.8 million at September 30, 2009 compared to $273.0 million at December 31, 2008, while net loans declined to $255.6 million at September 30, 2009 compared to $267.9 million at December 31, 2008.

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For the nine months ending September 30, 2009, the Company reported a net loss before dividends to preferred shareholders of $(1.0) million.  Net loss available to common shareholders was $(1.8) million or, $(0.92) per basic and diluted common share for the nine months ended September 30, 2009

M. Todd Kanipe, President and CEO, stated “We recognize the company’s current level of performance does not generate acceptable returns to our shareholders.  During the third quarter management and our board of directors undertook a complete reevaluation of the previous branch delivery model with an eye to streamlining delivery and staffing levels to generate improved financial performance.”

“We identified two branch locations that did not currently meet, and were not likely to meet in the future, targeted performance levels, and that were in such close proximity to other centers that the two could easily be combined and maintain service levels,” said Kanipe.

“In addition”, Kanipe commented, “we have restructured to gain efficiencies in our workforce, both at the branch level and in our administrative services area.  We anticipate charges of approximately $425,000 during the fourth quarter of 2009, primarily due to severance payments and fixed asset expenses related to the branch closures.  Additionally, we expect a reduction in operating expenses in 2010 of approximately $800,000 as a result of these actions.  We are confident that our plan to reduce operating expenses, combined with ongoing efforts to improve net interest income, will allow us to favorably impact our financial performance going forward despite the current market conditions.”  The decision to consolidate financial centers and streamline both branch and administrative staffing levels was the subject of careful consideration and review.

"Current economic conditions and the bank’s level of performance required us to undertake this compete reevaluation of our previous delivery and administrative structure.  Our improved performance during the third quarter is a direct result of the efforts of our front-line staff and continued confidence of our loyal customers," remarked Kanipe. "We are very pleased with our staff's performance given the constant barrage of negative national media attention focused on the banking industry."

Net interest income for the third quarter was impacted by the decrease in the prime rate which declined from 5.00% at September 30, 2008 to 3.25% at September 30, 2009 and variable rate loans repricing to the lower rate.  The Company’s level of net interest income has also been impacted by the $12.3 million reduction in outstanding loans during the year.

Non-interest income for the three months ended September 30, 2009 decreased $116,000, or 14.6%, compared to the three months ended September 30, 2008, primarily due to a reduction in deposit service charges.  Non-interest income for the nine months ended September 30, 2009 increased $180,000, or 8.3%, compared to the nine months ended September 30, 2008.  The primary increase in non-interest income is due to a $361,000 gain recognized on securities sold during the second quarter of 2009.  Non-interest expense for the three months ended September 30, 2009 increased $19,000, or .7%, compared to the three months ended September 30, 2008.  Non-interest expense for the nine months ended September 30, 2009 increased $591,000, or 7.0%, compared to the nine months ended September 30, 2008.  The increase is attributable to increased FDIC insurance premiums, which includes a 5 basis point special assessment, and a severance payment made in the second quarter of 2009.

A $300,000 provision for loan losses was recorded for the third quarter of 2009, compared to a $575,000 provision in the third quarter of 2008.  The provision for loan losses for the nine months ended September 30, 2009 was $3,500,000 as compared to $852,000 for the nine months ended September 30, 2008. The increase in the provision during 2009 is reflective of the current economic environment.  Non-performing assets totaled $3.5 million at September 30, 2009, compared to $3.7 million at December 31, 2008, a decrease of $200,000.  Non-performing assets to total loans ratio was 1.34% and 1.37% at September 30, 2009 and December 31, 2008.  The allowance for loan losses at September 30, 2009 was $3.8 million, or 1.46% of total loans, compared to $3.8 million, or 1.40% of total loans as of December 31, 2008.  “The level of non-performing assets decreased slightly during the year and we have maintained our allowance for loan losses at the same level from the prior year end.  We are aggressively identifying our risk exposure in the loan portfolio and continue to monitor economic conditions in south central Kentucky,” Kanipe said.

Total assets at September 30, 2009 were $341.7 million, down $13.4 million, or 3.8%, from $355.1 million at December 31, 2008.  Loans decreased $12.3 million or 4.5%, from $271.7 million at December 31, 2008 to $259.4 million at September 30, 2009.  Deposits at September 30, 2009 were $275.8 million, an increase of $2.8 million, or 1.0% compared to $273.0 million at December 31, 2008.

At September 30, 2009, total shareholders’ equity was $38.0 million and total tangible shareholders’ equity was $34.0 million.  The Company’s tangible equity ratio (tangible equity divided by tangible assets) was 10.08% as of September 30, 2009.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the success of cost savings and expense reductions from planned branch closures and restructuring.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Interest income	$4,330	$5,158	$13,086	$15,725
Interest expense	1,486	2,359	4,985	7,450
Net interest income	2,844	2,799	8,101	8,275
Provision for loan losses	300	575	3,500	852
Net interest income after provision for loan losses	2,544	2,224	4,601	7,423
Non-interest income	676	792	2,349	2,169
Non-interest expenses	2,862	2,843	8,981	8,390
Income(loss) before income taxes	358	173	(2,031)	1,202
Provision (benefit) for income taxes	31	(24)	(987)	167
Net income/(loss)	327	197	(1,044)	1,035
Preferred dividends and discount accretion	256	130	764	389
Net income (loss) available for common shareholders	$71	$67	$(1,808)	$646
Basic and diluted earnings (loss) per common share	$0.03	$0.03	$(0.92)	$0.33

Consolidated Statement of Condition:	September 30,	December 31
	2009	2008
Cash and cash equivalents	$13,355	$15,331
Available for sale securities	38,733	39,928
Loans held for sale	2,877	553
Loans	259,408	271,745
Allowance for loan losses	(3,777)	(3,816)
Intangible assets	3,936	4,144
Other assets	27,208	27,240
Total assets	$341,740	$355,125

Deposits	$275,774	$273,015
Securities sold under repurchase agreements	1,517	8,258
FHLB advances	19,500	27,500
Other borrowings	5,000	5,000
Other liabilities	1,971	2,067
Total liabilities	303,762	315,840
Preferred stock	16,166	16,118
Common stock	27,072	27,058
Retained deficit	(5,036)	(3,228)
Accumulated other comprehensive loss	(224)	(663)
Total shareholders’ equity	37,978	39,285
Total liabilities and shareholders’ equity	$341,740	$355,125

Selected Financial Ratios, annualized:	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Return on average assets	.38%	.21%	-.40%	.38%
Return on average equity	3.45%	2.07%	-3.52%	3.65%
Return on tangible average equity	3.86%	3.14%	-4.03%	5.56%
Efficiency ratio	79.13%	77.09%	83.62%	78.21%
Non-interest income to average assets	0.79%	0.85%	0.90%	0.80%
Non-interest expenses to average assets	3.33%	3.05%	3.45%	3.09%
Net interest margin (1)	3.80%	3.48%	3.57%	3.55%

	September 30, 2009		September 30, 2008
Asset Quality:
Non-performing loans to total loans	1.04%		0.59%
Non-performing assets to total assets	1.02%		0.81%
Loan Loss Reserve to total loans	1.46%		1.18%

Capital:
Tier 1 Leverage	11.01%		8.08%
Tier 1 Risk-Based Capital	13.05%		9.65%
Total Risk Based Capital	14.30%		10.76%
Ending book value per common share	$11.08		$14.97
Ending tangible book value per share	$9.08		$8.42
Ending shares outstanding (in thousands)	1,969		1,969
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(1)	Presented on a tax-equivalent basis for tax-exempt securities